STOCK PURCHASE AGREEMENT, dated as of January 18, 2000
("Agreement"), among each of the sellers listed on Schedule A hereto (individually a "Seller" and collectively the "Sellers"), each of the buyers listed on Schedule B hereto (individually a "Buyer" and collectively the "Buyers") and Graubard Mollen & Miller, a law firm having an office at 600 Third Avenue, New York, New York 10016 ("Escrow Agent").

                  WHEREAS, the Sellers desire to sell to the Buyers, and the Buyers desire to purchase from the Sellers, an aggregate of 500,000 shares of common stock, $.01 par value per share ("Common Stock"), of GolfRounds.com, Inc., a Delaware corporation ("GolfRounds"), on the terms and conditions set forth in this Agreement.

                  NOW THEREFORE, the parties hereto agree as follows:

                  1. Purchase and Sale of Shares. Subject to the terms and conditions herein set forth, each Seller hereby agrees to sell shares of Common Stock ("Purchased Shares") in the amount set forth opposite such Seller's name on Schedule A, and each Buyer hereby agrees to purchase Purchased Shares in the amount set forth opposite such Buyer's name on Schedule B, in each case for a price of $1.375 per Purchased Share ("Purchase Price").

                  2. Deposit of Purchased Shares and Purchase Price in Escrow. On or before January 19, 2000, the Sellers shall deposit with Escrow Agent stock certificates representing all of the Purchased Shares, registered in the Buyers' names and for the numbers of shares set forth on Schedule B ("Stock Certificates"), and each Buyer shall deposit with Escrow Agent a wire transfer for the full amount of the Purchase Price for the Purchased Shares set forth opposite such Buyer's name on Schedule B (in the aggregate, the "Purchase Funds").

                  3. Closing. The closing of the purchase and sale of the Purchased Shares ("Closing") shall take place at the offices of the Escrow Agent commencing at 10:00 a.m. on the first day on which all of the conditions to the obligations of the parties to consummate the transactions contemplated hereby, as set forth in Section 8, hereof are satisfied ("Closing Date"); provided, however, that the Closing Date shall be no later than January 21, 2000. At the Closing, Escrow Agent shall (i) deliver the Stock Certificates to the Buyers,
(ii) transfer to each Seller the aggregate Purchase Price for the shares sold by such Seller in accordance with wire transfer instructions provided by the Seller, and (iii) release the Proxies (as hereinafter defined) to the Buyers. If the Closing does not take place on or before January 21, 2000, to the extent any of the Stock Certificates, any portion of the Purchase Funds and/or the Proxies have been or are thereafter delivered to Escrow Agent, Escrow Agent shall return such Stock Certificates to the Sellers, and such Purchase Funds to the Buyers and the Proxies to Koether (as hereinafter defined).

                  4. Representations of Sellers. Each Seller hereby represents and warrants, severally and not jointly, to the Buyers as follows. Each of such representations and warranties shall be deemed to have been given as of the date hereof and as of the date of the Closing:

                           (a)    Seller is the holder of record and beneficial
owner of the Purchased Shares set forth opposite such Seller's name on Schedule A, free and clear of any security interests, liens or encumbrances, and Seller has not granted to any person or persons any options or other rights to buy, or proxies or other rights to vote, such Purchased Shares.

                           (b)    Seller has full legal power to execute and
deliver this Agreement and to perform his or its obligations hereunder. All acts required to be taken by Seller to enter into this Agreement and to carry out the transactions contemplated hereby have been, or prior to the Closing Date shall have been, properly taken; and this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by Seller in accordance with its terms will not, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any encumbrance pursuant to, or require the consent of any third party or governmental authority pursuant to,
(i) any provision of the certificate of incorporation or by-laws, if any, of Seller, or (ii) any franchise, mortgage, indenture or deed of trust or any material lease, license or other agreement or any law, regulation, order, judgment or decree to which Seller is a party or by which Seller (or any of his or its assets, properties, operations or businesses) may be bound, subject to or affected.

                           (c)    Seller does not know of any facts that would
cause him or it to believe that any of the documents filed by GolfRounds since January 1, 1999 pursuant to the Securities Exchange Act of 1934, as amended ("Exchange Act"), or the rules and regulations thereunder, contained an untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances in which they were made, not misleading. Seller is not aware of any material change in the business, properties or condition, financial or otherwise, of GolfRounds since the date on which the most recent report filed by GolfRounds pursuant to the Exchange Act was filed.

                  5. Representation and Warranty of Koether. In addition to his representations and warranties as a Seller, Paul O. Koether ("Koether") hereby represents and warrants as of the date hereof and as of the date of the Closing that he is, and/or entities controlled by him are, the holder(s) of record and beneficial owner(s) of the Proxy Shares (as hereafter defined) free and clear of any security interests, liens or encumbrances, and neither he nor any of such entities has granted to any person or persons any options or other rights to buy, or proxies or other rights to vote, the Proxy Shares.

                  6. Representations and Warranties of Buyer. Each Buyer hereby represents and warrants, severally and not jointly, to the Sellers as follows. Each of such representations and warranties shall be deemed to have been given as of the date hereof and as of the date of the Closing:

                           (a)   Buyer has full legal power to execute and
deliver this Agreement and to perform his or its obligations hereunder. All acts required to be taken by Buyer to enter into this Agreement and to carry out the transactions contemplated hereby have been, or prior to the Closing Date shall have been, properly taken; and this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by Buyer in accordance with its terms will not, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any encumbrance pursuant to, or require the consent of any third party or governmental authority pursuant to (i) any provision of the certificate of incorporation or by-laws, if any, of Buyer, or (ii) any franchise, mortgage, indenture or deed of trust or any material lease, license or other agreement or any law, regulation, order, judgment or decree to which Buyer is a party or by which Buyer (or any of his or its assets, properties, operations or businesses) may be bound, subject to or affected.

                           (b)    The Purchased Shares to be received by Buyer
pursuant to the terms hereof are being acquired for investment for Buyer's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof. Buyer understands that the Purchased Shares have not been registered under the Securities Act of 1933, as amended ("Securities Act"), and may not be resold or otherwise transferred unless they have been registered under the Securities Act or an exemption from registration under the Securities Act is applicable. Buyer acknowledges that GolfRounds or its transfer agent may place a legend denoting such restrictions on the certificate for the Purchased Shares Buyer is purchasing hereunder.

                           (c)    Buyer has been given an opportunity to ask
questions and receive answers from Sellers regarding the Purchased Shares and GolfRounds and to obtain any additional information Sellers possessed or could have acquired without unreasonable effort or expense.

                           (d)    Buyer has such knowledge and experience in
financial and business matters as to be capable of evaluating the merits and risks of an investment in the Purchased Shares and has obtained, in Buyer's judgment, sufficient information from the Company to evaluate the merits and risks of an investment in the Company.

                           (e)    Buyer represents and warrants that he or it is
an "accredited investor" within the meaning of Rule 501(a) under the Securities Act.

                  7. Covenants of Koether. In addition to his agreements hereunder as a Seller, Koether hereby covenants that, on or prior to the Closing Date, he shall have deposited in escrow with the Escrow Agent irrevocable proxies ("Proxies"), which proxies shall state that they are coupled with an interest, in favor of a designee selected by the Buyers giving such designee the right to vote an aggregate of 449,690 shares of Common Stock that Koether or entities controlled by Koether shall continue to own after the Closing Date ("Proxy Shares") for three years after the Closing Date.

                  8.       Conditions.

                           (a)   The obligations of the Buyers to consummate the
purchase of the Purchased Shares are subject to satisfaction of the following conditions:

                                    (i)   All of the representations and
warranties of the Sellers herein are true and complete on the date hereof and on the Closing Date.

                                    (ii)  Simultaneously with the execution of
this Agreement, GolfRounds, Koether, Thomas K. Van Herwarde ("Van Herwarde"), John W. Galuchie, Jr. ("Galuchie") and each of the Buyers shall have executed an agreement in the form of Exhibit A hereto ("Side Agreement").

                                    (iii)   All of the actions to be taken by
GolfRounds, Koether, Van Herwarde and Galuchie pursuant to the Side Agreement shall have been taken at the times and in the manner specified in the Side Agreement;

                                    (iv)    Prior to or simultaneously with the
Closing, the Asset Purchase Agreement between PKG Design, Inc., Van Herwarde and American Metals Service, Inc. dated May 17, 1999, and the Escrow Agreement dated as of May 17, 1999 by and among American Metals Service, Inc., PKG Design, Inc. and Rosenman & Colin LLP, shall each have been amended to release GolfRounds from any obligation to deliver to PKG Design, Inc. or Van Herwarde any of the 280,000 shares of Common Stock placed in escrow pursuant to the Escrow Agreement and to permit and cause such shares to be returned to GolfRounds, and such shares shall have been released from escrow, returned to GolfRounds and canceled. At the Closing the Sellers shall provide the Buyers with evidence, satisfactory to counsel to the Buyers, that this condition has been met.

                                    (v)     On or prior to the Closing Date,
Koether shall have deposited the Proxies in escrow with the Escrow Agent.

                                    (vi)    On the Closing Date, the Sellers
shall have provided evidence, satisfactory to counsel for the Buyers, that GolfRounds continues to have at least $1,900,000 of cash and cash equivalents in its bank and brokerage accounts.

                           (b)    The obligations of the Sellers to consummate
the sale of the Purchased Shares are subject to satisfaction of the following conditions:

                                    (i)     All of the representations and
warranties of the Buyers herein are true and complete on the date hereof and on the Closing Date;

                                    (ii)    Simultaneously with the execution
of this Agreement, each of the Buyers shall have executed the Side Agreement;

                                    (iii)   The 14(f) Statement shall be in a
form reasonably satisfactory to Rosenman & Colin LLP, counsel for the Sellers;

                                    (iv)    At the Closing, the Buyers shall
deliver to the Sellers a copy of the written consent of the New Directors (as defined in the Side Agreement) described in Section 8 of the Side Agreement; and

                                    (v)     At the Closing, the Buyers shall
deliver to the Sellers an indemnification letter in the form of Exhibit D to the Side Agreement from each of the New Directors.

                  9. Escrow Agent. Escrow Agent is serving hereunder solely as a convenience to the parties to facilitate a Closing and Escrow Agent's sole obligation under this Agreement is to act with respect to the Stock Certificates, Purchase Funds and Proxies as described in Section 2 of this Agreement. Escrow Agent shall not be liable to any Seller or any Buyer or any other person or entity in respect of any act or failure to act by Escrow Agent hereunder or otherwise in connection with serving as Escrow Agent unless Escrow Agent has acted in a manner constituting gross negligence or willful misconduct. Escrow Agent shall be indemnified by the Sellers and the Buyers, jointly and severally, against any claim made against it (including reasonable attorney's fees) by reason of its acting or failing to act in connection with this transaction except as a result of its gross negligence or willful misconduct. Each Seller acknowledges that Escrow Agent is serving as counsel to the Buyers in this transaction and its services as the escrow agent to facilitate the Closing shall not prevent or disqualify Escrow Agent from serving as counsel to any of the Buyers now or in the future.

                  10. Indemnification. Each Seller, severally and not jointly, shall indemnify and hold harmless the Buyers and their respective heirs, executors, legal representatives, successors and assigns from and against any losses, damages, expenses or liabilities, including, without limitation, reasonable attorneys' fees, that may be sustained, suffered or incurred by Buyers, their respective heirs, executors, legal representatives, successors and assigns, arising from or in connection with the breach of any of such Sellers' covenants, representations, warranties, agreements, obligations or undertakings hereunder. Each Buyer, severally and not jointly, shall indemnify and hold harmless the Sellers and their respective heirs, executors, legal representatives, successors, and assigns, from and against any losses, damages, expenses or liabilities, including, without limitation, reasonable attorneys' fees, that may be sustained, suffered or incurred by the Sellers arising from or in connection with the breach of any of such Buyer's representations or warranties hereunder.

                  11.      Miscellaneous.

                           (a)      The warranties, representations, covenants
and indemnities of the Sellers and the Buyers contained in or made pursuant to this Agreement shall survive the closing of the transaction contemplated by this Agreement and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of any of the Buyers or Sellers.

                           (b)      This Agreement shall be binding upon and
inure to the benefit of each party hereto, and its respective heirs, executors, legal representatives, successors and assigns. This Agreement constitutes the entire understanding and agreement between the parties with regard to the subject matter hereof and may not be amended or modified except by a written agreement specifically referring to this Agreement signed by all the parties. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

                           (c)      This Agreement shall be governed by and
construed under the internal laws of the State of New York, disregarding any principles of conflicts of laws.

                           (d)      This Agreement may be executed in one or
more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                           (e)      The Sellers represent that, except for a
finder's fee of $0.025 per share that they have agreed to pay T.R. Winston & Co., Inc. and Tyler Runnels, they neither are nor will be obligated for any finder's fee or commission in connection with this transaction. The Buyers represents that they neither are nor will be obligated for any finder's fee or commission in connection with this transaction. Each Seller agrees, severally and not jointly, to indemnify and hold harmless the Buyers from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which such Seller or any of his or its representatives is responsible. Each Buyer agrees, severally and not jointly, to indemnify and hold harmless the Sellers from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which such Buyer or any of his or its representatives is responsible.

                           (f)      In the event that any provision of this
Agreement would be held to be invalid, prohibited or unenforceable in any jurisdiction for any reason, unless such provision is narrowed by judicial construction, this Agreement shall, as to such jurisdiction, be construed as if such invalid, prohibited or unenforceable provision had been more narrowly drawn so as not to be invalid, prohibited or unenforceable. If, notwithstanding the foregoing, any provision of this Agreement would be held to be invalid, prohibited or unenforceable in any jurisdiction for any reason, such provision, as to such jurisdiction, shall be ineffective to the extent of such invalidity, prohibition or unenforceability, without invalidating the remaining portion of such provision or the other provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

                           (g)      Any notice required or permitted under this
Agreement shall be given in writing and shall either be delivered personally or sent by certified mail, return receipt requested, postage prepaid, or by Federal Express next business day service with signed receipt required, if to a Seller, at his or its address set forth on Schedule A, if to a Buyer, at his or its address as set forth on Schedule B, and if to the Escrow Agent, to its address set forth above, attention David Alan Miller, Esq., or to such other address as either shall have specified by notice in writing to the other, and shall be deemed duly given hereunder when so delivered. A copy of any notice to a Buyer shall be sent to David Alan Miller, Esq., Graubard Mollen & Miller, 600 Third Avenue, New York, New York 10016-2097, and a copy of any notice to a Seller shall be sent to Guy Lander, Esq., Rosenman & Colin LLP, 575 Madison Avenue, New York, New York 10022-2585.

                           (h)      The section headings are inserted only as a
matter of convenience and for reference and in no way define, limit or describe the scope or intent of any provision of this Agreement.

                           (i)      This Agreement shall inure to the benefit of
and be binding upon the successors and assigns of the parties.

                           (j)      The failure of the Closing to occur and the
return by the Escrow Agent of all documents, monies and other things deposited with it pursuant to this Agreement and the Side Agreement shall not act as a waiver by any party of any claims such party may have against any other party for any breach of this Agreement or the Side Agreement.

    [The remainder of this page has been left blank intentionally.]

                  IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first above written.


SELLERS:                                     BUYERS:

ASSET VALUE HOLDINGS, INC.                   THE RACHEL BETH HELLER 1997 TRUST
                                             DATED 7/9/97
     /s/ John W. Galuchie, Jr.                    /s/ Lawrence Kupferberg
By: _____________________________            By:_______________________________
     John W. Galuchie, Jr.                      Name:   Lawrence Kupferberg
     Treasurer                                  Title:  Trustee


BRADFORD TRADING COMPANY                     THE EVAN TODD HELLER TRUST DATED
                                             6/17/97
     /s/ Howard F. Bovers                         /s/ Lawrence Kupferberg
By:_______________________________           By:_______________________________
     Howard F. Bovers                           Name:   Lawrence Kupferberg
     President                                  Title:  Trustee

/s/ Paul O. Koether
_________________________________            MARTAN & CO.
Paul O. Koether
                                                  /s/ Michael Silvestri
                                             By:_______________________________
SHAMROCK ASSOCIATES                             Name:   Michael Silvestri
                                                Title:  President
     /s/ Paul O. Koether
By:_____________________________
     Paul O. Koether                         DONEHEW FUND LIMITED PARTNERSHIP
     General Partner                         Donehew Capital LLC, General
                                             Partner
                                                  /s/ Robert H. Donehew
                                             By:_______________________________
SUN EQUITIES CORPORATION                        Name:   Robert H. Donehew
                                                Title:  Manager, Donehew Capital
    /s/ John W. Galuchie, Jr.                            LLC, General Partner
By:_____________________________
     Name:  John W. Galuchie, Jr.            JONATHAN & NANCY GLASER FAMILY
     Title: Vice President                   TRUST DATED 12/16/98
                                                  /s/ Jonathan Glaser
/s/ Thomas K. Van Herwarde                   By:_______________________________
________________________________                Name:    Jonathan Glaser
Thomas K. Van Herwarde                          Title:   Trustee

                                             /s/ W. Robert Ramsdell
                                             __________________________________
                                             W. Robert Ramsdell

                                             NAGELBERG FAMILY TRUST DATED
                                             9/24/97

                                                 /s/ David S. Nagelberg
                                             By:_______________________________
                                                David S. Nagelberg
                                                Trustee

                                             ESCROW AGENT:
                                             GRAUBARD MOLLEN & MILLER

                                                  /s/ David Alan Miller
                                             By: ______________________________
                                                 David Alan Miller, Partner

                                   Schedule A


Sellers                                                    Shares Being Sold
-------                                                    ------------------

Asset Value Holdings, Inc.                                 200,000
376 Main Street
P.O. Box 74
Bedminster, New Jersey 07921
John W. Galuchie, Jr.-- Treasurer
(Delaware corporation)

Bradford Trading Company                                   25,000
2855 Ocean Drive, Suite D-3
Vero Beach, Florida 32963
Howard F. Bovers-- President
(Delaware corporation)

Paul O. Koether                                            10,000
211 Pennbrook Road
Far Hills, New Jersey 07931

Shamrock Associates                                        208,000
376 Main Street
P.O. Box 74
Bedminster, New Jersey 07921
Paul O. Koether-- General Partner
(New Jersey limited partnership)

Sun Equities Corporation                                   7,000
376 Main Street
P.O. Box 74
Bedminster, New Jersey 07921
John W. Galuchie, Jr.-- Vice President
(Delaware corporation)

Thomas K. Van Herwarde                                     50,000
P.O. Box 441
Keyston Court #4
Vernon, New Jersey 07462

                                   Schedule B


Buyers                                                    Shares Being Purchased
------                                                    ---------------------

The Rachel Beth Heller 1997 Trust dated                    70,000
7/9/97
Lawrence Kupferberg, Trustee
74 Farview Road
Tenafly, New Jersey 07670
SS #: ###-##-####

The Evan Todd Heller 1997 Trust dated                      70,000
6/17/97
Lawrence Kupferberg, Trustee
74 Farview Road
Tenafly, New Jersey 07670
SS #: ###-##-####

Martan & Co.                                               70,000
525 Washington Blvd., 34th Floor
Jersey City, New Jersey 07310
Eugene Whitehouse, Vice President
Tax ID#:  13-1924455

Donehew Fund Limited Partnership                           70,000
Donehew Capital LLC General Partner
111 Village Parkway, Building #2
Marietta, Georgia 30067
Attn: Robert H. Donehew
Tax ID #:  83-0316971

Jonathan & Nancy Glaser Family Trust dated                 40,000
12/16/98
Jonathan & Nancy Ellen Glaser, Trustee
1999 Avenue of the Stars, Suite 2530
Los Angeles, California 90067
Tax ID #:  ###-##-####

W. Robert Ramsdell                                         40,000
474 Paseo Miramar
Pacific Palisades, California 90272
SS #:  ###-##-####

Nagelberg Family Trust dated 9/24/97                       140,000
David S. Nagelberg &
Bette Nagelberg, Trustees
P.O. Box 2142
Rancho Santa Fe, California 92067
Tax ID #:  12-2442177